Exhibit 99.4

Preliminary and Subject to Completion

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/apa Use the Internet to vote your proxy until 11:59 p.m. (Central Time) on [March] [●], 2024. Scan below for mobile voting.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (Central Time) on [March] [●], 2024

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote “FOR” Items 1 and 2.

1.  To approve the issuance of shares of common stock of APA Corporation (“APA”), par value $0.625 per share, pursuant to the Agreement and Plan of Merger, dated as of January 3, 2024, by and among APA, Astro Comet Merger Sub Corp., and Callon Petroleum Company, as it may be amended from time to time (the “Stock Issuance Proposal”).

	☐ For	☐ Against	☐ Abstain

2. To approve the adjournment of the special meeting of APA stockholders, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Stock Issuance Proposal.	☐ For	☐ Against	☐ Abstain

The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.

Address Change? Mark box, sign, and indicate changes below: ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

APA CORPORATION

VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

[●], [March] [●], 2024

[●] [a.m./p.m.] Central

To register for the virtual meeting, please follow the instructions below:

•	Visit [●] on your smartphone, tablet or computer.
•	As a shareholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of this proxy card.
•

After registering, you will receive a confirmation e-mail and an e-mail approximately 1 hour prior to the start of the meeting to the e-mail address you provided during registration with a unique link to the virtual meeting.

proxy

APA CORPORATION – SPECIAL MEETING

This proxy is solicited on behalf of the board of directors

for use at the Special Meeting on [March] [●], 2024

By signing this proxy, you revoke all prior proxies and appoint John J. Christmann IV, Stephen J. Riney, and P. Anthony Lannie as Proxies, with full power of substitution, and authorize them to represent the undersigned at the special meeting of stockholders to be held [March] [●], 2024, or any adjournment thereof, and to vote all the shares of common stock of APA Corporation held of record by the undersigned on [February 15], 2024.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

For participants in the Apache Corporation 401(k) Savings Plan, if this proxy is properly executed, then the shares credited to your account will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by [March] [●], 2024, then the shares credited to your account will be voted in proportion to directions received by Fidelity Management Trust Company, the trustee for the Apache Corporation 401(k) Savings Plan.

See reverse for voting instructions.